Exhibit 8.1

NIXON PEABODY LLP
Attorneys at Law
437 Madison Avenue
New York, New York 10022
(212) 940-3000
Fax: (212) 940-3111

November 15, 2004

Bausch & Lomb Incorporated
One Bausch & Lomb Place
Rochester, New York 14604

Ladies and Gentlemen:

        We have acted as counsel to Bausch & Lomb Incorporated (the "Company") in connection with certain matters relating to its Registration Statement on Form S-4 (the "Registration Statement") filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration by the Company of: (i) $160,000,000 aggregate principal amount of the Company's 2004 Senior Convertible Securities due 2023 (the "New Securities"), and (ii) an indeterminate number of shares of common stock of the Company, $0.40 par value per share (the "Shares"), subject to adjustment as provided in the Indenture (as hereinafter defined), into which the New Securities may be converted to be issued in exchange for outstanding Floating Rate Convertible Senior Notes due 2023 and an exchange fee ("Exchange Fee") as described in the prospectus (the "Prospectus") forming a part of the Registration Statement. This opinion relates to the accuracy of information set forth under the caption "MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS" of the Prospectus. All capitalized terms used by not defined herein shall have the meaning ascribed to them in the Registration Statement.

        The Company and Citibank, N.A., as trustee (the "Trustee"), have previously entered into an Indenture, dated as of September 1, 1991, as amended by Supplemental Indenture No. 1, dated May 13, 1998, Supplemental Indenture No. 2, dated July 29, 1998, Supplemental Indenture No. 3, dated November 21, 2002, Supplemental Indenture No. 4, dated August 1, 2003, and Supplemental Indenture No. 5, dated August 4, 2003 (collectively, the "Original Indenture"), providing for the issuance of a series of Floating Rate Convertible Senior Notes due 2023 in an aggregate principal amount of $160,000,000 (the "Old Notes"). The Company and the Trustee will enter into a Sixth Supplemental Indenture (the "Sixth Supplemental Indenture", and together with the Original Indenture, the "Indenture"), providing for the exchange of the Old Notes issued pursuant to the Original Indenture for the New Securities issued the Indenture and the Exchange Fee as described in the Prospectus.

        We have reviewed the Registration Statement and the Prospectus, as well as the Indenture issued and the form of the New Securities attached as an Exhibit to the Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates and other documents and have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion expressed below.

        Based upon our examination of the foregoing items, and subject to the assumption, exceptions, limitations and qualifications set forth therein, we are of the opinion that under current United States federal income tax law, although such discussion does not purport to discuss all possible United States federal income tax consequences of the exchange by holders of their Old Notes for New Securities and the Exchange Fee as described in the Prospectus, the discussion set forth in the Prospectus under the caption "MATERIAL U. S. FEDERAL INCOME TAX CONSIDERATIONS" is accurate in all material respects.

        Our opinions expressed herein are based upon our interpretation of current provisions of the Internal Revenue Code and existing judicial decisions, administrative regulations and published rulings and procedures. Our opinions are not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth therein. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retrospective basis, would not adversely affect the accuracy of the conclusions state herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

        We hereby consent to the reference to us under the caption "LEGAL MATTERS" in the Registration Statement, and to the filing of this opinion as an Exhibit to the Registration Statement, without implying or admitting that we are experts within the meaning of the Securities Act of 1933, as amended, with respect to any part of the Registration Statement.

        This letter is furnished to the Company and is solely for its benefit. This letter may not be relied upon by any other person or for any other purpose and may not be referred to or quoted from without our prior written consent.

Very truly yours,
/s/ Nixon Peabody LLP